EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Julie Parenzan	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Announces First Quarter 2009 Financial Results
PLANO, Texas — April 23, 2009 — Interphase Corporation (NASDAQ: INPH), a leading global provider of building blocks, subsystems, and gateway appliance solutions for converged communications networks, today reported financial results for its first quarter ended March 31, 2009.
Revenues for the first quarter of 2009 were $8.4 million, representing a 13% increase over revenues for the first quarter of 2008 of $7.5 million. Revenues for the quarter increased approximately 61% sequentially when compared to revenues of $5.2 million for the fourth quarter of 2008. Revenues in the quarter were primarily driven by broadband telecom revenues, which rose approximately 38% to $8.0 million in the first quarter of 2009 compared to $5.8 million for the first quarter of 2008. Professional Services revenues increased to $249,000 compared to $117,000 on a year to year basis. Gross margin for the first quarter of 2009 was 60% compared to 58% for the first quarter of 2008. The company reported a first quarter 2009 net income of $707,000, or $0.11 per fully diluted share compared to a net loss of $528,000, or ($0.08) per share in the first quarter of 2008. The company’s balance sheet continues to be strong with a working capital position of $26.4 million, including cash and marketable securities of $17.4 million on March 31, 2009.
“I am very pleased with our financial results for the first quarter of 2009. The actions we took over the past several years are giving us very good leverage from both a customer perspective and a financial one” said Gregory B. Kalush, CEO and President of Interphase. “In what we expected to be a difficult year, we were excited to be able to get off to such a strong start. Interphase remains focused on strengthening our company’s competitive position in the market, and the results are beginning to pay off. We are pleased that we were able to return to profitability. The restructuring plan we implemented early last year allowed us to reduce our expenses so that when we turned the corner on revenue, we could accelerate our profit performance, while preserving working capital for investments in additional areas of growth. This team executed with excellence and I am very proud of the resulting performance”

About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) delivers robust building blocks, highly integrated subsystems and innovative gateway appliances that provide network connectivity, content management, and packet processing for key applications in the wireless and wireline converged communications network. Incorporated in 1977, Interphase built its reputation providing advanced, high-speed input/output (I/O) solutions for telecom and enterprise applications and has established a key leadership role in bringing next generation AdvancedTCA® (ATCA), AdvancedMC™ (AMC), PCI-x, PCI-e, and custom solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, Interphase clients include Alcatel-Lucent, Emerson Network Power, Fujitsu Ltd., Hewlett Packard, Nokia-Siemens Networks, Samsung, and Sun Microsystems. Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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Interphase, the Interphase logo, SlotOptimizer and iNAV are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements
Interphase Corporation
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Mar. 31,
	2009	2008
Revenues	$8,421	$7,471
Gross margin	5,017	4,337
Research and development	2,025	2,870
Sales and marketing	1,474	1,499
General and administrative	1,188	908
Restructuring charge	—	365

Total operating expenses	4,687	5,642
Income (loss) from operations	330	(1,305)
Income (loss) before income tax	427	(839)
Net income (loss)	707	(528)
Net income (loss) per diluted share	$0.11	$(0.08)
Weighted average common and dilutive shares	6,382	6,295
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Mar. 31, 2009	Dec. 31, 2008
Cash and marketable securities	$17,358	$18,946
Accounts receivable, net	7,813	4,758
Inventories	2,594	2,329
Net property, plant and equipment	789	875
Total assets	33,278	31,248
Total liabilities	8,241	6,962
Total liabilities and shareholders’ equity	$33,278	$31,248
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